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                                                                  Exhibit 99.1


                              EMPLOYMENT AGREEMENT


          AGREEMENT made this 28th day of June, 1996 (the "Agreement") by and between Datalogix International Inc., a New York corporation, with offices at 100 Summit Lake Drive, Valhalla, New York 10595 (the "Company"), and Raymond V. Sozzi, an individual residing at 11 Courtmel Road, Mount Kisco, New York 10549 (the "Executive").

                              W I T N E S S E T H:

          WHEREAS, the parties desire to enter into this Agreement to set forth the terms of Executive's employment by the Company.

          NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Company and Executive mutually agree as follows:

          1.   EMPLOYMENT AND DUTIES.

               (a) EMPLOYMENT. The Company agrees to employ Executive, and Executive agrees to accept employment with the Company, on the terms and conditions hereinafter set forth.

               (b) SCOPE OF DUTIES. Executive's title shall be President and Chief Operating Officer ("COO") of the Company. Executive shall render services solely for the benefit, and on behalf, of the Company and its subsidiaries as directed by the Chairman and Chief Executive Officer ("CEO"). The Board of Directors of the Company (the "Board") shall have the power to determine the general and specific duties to be performed by Executive (commensurate with the position of President and COO) and the power, means and the manner by which those duties shall be performed.

               (c) EXCLUSIVE SERVICE. Executive shall perform his duties in a diligent manner; shall not engage in activities which are or could reasonably be foreseeable to be detrimental to the existing or future business of the Company; and shall observe and conform to all laws, customs and standards of business ethics and honest business practices. Executive shall be required, and does hereby agree, to devote his full working time and attention to the duties imposed upon him under this Agreement. In no event, however, shall Executive's pursuit of publications, charitable endeavors, or personal investment opportunities (that are not related to the Company's business) be deemed a breach of this Agreement, provided that such pursuits does not interfere with the services required to be rendered to the Company hereunder, is consistent with the Company's policies regarding conflicts of interest, and does not in any way violate or infringe any of Executive's covenants set forth herein. It is understood that Executive has a consulting firm and he will transition his work to other executives at that firm within three
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months, but in any event, the transition will not interfere with his work at the
Company.

               (d) PROFESSIONAL STANDARDS. Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Company and the good will pertaining thereto, Executive shall perform his duties under this Agreement professionally and in accordance with the standards established by the Company from time to time; and Executive shall not act, and shall refrain from acting, in any manner that could reasonably be foreseen to harm or tarnish the name, business or income of the Company or the good will pertaining thereto.

          2.   COMPENSATION.

               (a) BASE SALARY. For all services rendered by Executive during the term of this Agreement, the Company shall pay Executive an annual base salary (the "Base Salary") of $225,000 payable in accordance with the Company's customary payment policies and periods and subject to customary withholdings and deductions. The Base Salary may be increased (but not decreased) at the end of each year of employment at the discretion of the Compensation Committee of the Board.

               (b) SINGING BONUS. On the date of this Agreement the Company is paying to the Executive a one-time signing bonus of $25,000.

               (c)  BONUSES.  In addition to the Base Salary described in
Section 3(a) above, Executive shall be eligible for a performance bonus ("Performance Bonus"). With respect to the Performance Bonus for the fiscal year of the Company ended June 30, 1997 ("Fiscal '97") no later than August 15, 1996 the Company through the Chairman and CEO, but subject to approval of the Compensation Committee of the Board, will establish with the Executive performance criteria based upon the achievement of sales and performance goals and objectives which will permit the Executive to earn up to an additional $70,000. The Performance Bonus will be based on achievement of the performance criteria and shall be paid to the Executive within fifteen (15) days after the Company's independent accounting firm has concluded its audit and issued its report. With respect to fiscal years after Fiscal '97, as additional compensation for the performance of the services rendered by Executive, the Company will pay a Performance Bonus based upon performance goals and objectives which shall be agreed upon no later than August 15 of the subject fiscal year by the Chairman and CEO and the Executive, but subject to approval of the Compensation Committee, which will permit Executive to earn additional compensation levels that shall be established at the time the parameters are established. The target Performance Bonus shall not be less than $70,000.

               (d) FRINGE BENEFITS. In addition to the Base Salary and bonuses described in Sections 2(b) and 2(c) above and subject to the provisions of this
Section 2(d) and in the sole


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and absolute discretion of the Company, the Company may from time to time provide to, or withdraw from, Executive certain other fringe benefits (E.G., health insurance, if reasonably available, auto allowance in accordance with the Company's policy, if any, as established from time to time). Nothing herein shall require the Company to adopt, maintain or continue any such fringe benefit. In no event shall the fringe benefits available to Executive be less than those available to other executive officers of the Company. During the Employment Period or for such time as otherwise provided in this Agreement, Executive shall be entitled to participate in such pension, expense reimbursement, auto allowance, benefit plans, fringe benefits, life insurance, medical and dental plans, retirement plans and other programs as are offered from time to time by the Company to its executive employees and are described in the Company's benefit book, provided that as a minimum, Executive shall be entitled to: (i) a car allowance of $650 per month, (ii) in lieu of including the Executive under the Company's major medical and insurance programs, the Company shall reimburse the Executive his cost for maintaining his existing medical insurance (together with the coupled life insurance program and disability program) at a reimbursement cost of approximately $650 per month.

               (e) VACATION. Executive shall be entitled to an annual vacation of fifteen (15) working days for each full calendar year of employment hereunder, which may be taken all at once or from time to time; PROVIDED, HOWEVER, that (i) Executive shall schedule such vacation time so as to mitigate the adverse effects to the Company of Executive's absence; (ii) Executive shall give the Company at least thirty (30) days notice of consecutive vacation days in excess of five (5) to be taken by Executive at any one time; and (iii) any unused vacation time of one calendar year is lost and shall not be available if not taken by Executive in that calendar year.

               (f) BUSINESS EXPENSES. The Company agrees to pay or to reimburse the Executive for all reasonable, ordinary and necessary business or entertainment expenses incurred in the performance of his services hereunder in accordance with the policy of the Company as from time to time in effect. The Executive, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which the Executive seeks payment or reimbursement, and any other information or materials, as the Company may from time to time reasonably require.

               (g) STOCK OPTIONS. The Company will grant to Executive, effective as of the date of this Agreement but subject to the Executive commencing employment with the Company, options under its 1992 Incentive Stock Plan (the "Plan") to purchase 200,000 shares of the common stock of the Company at an exercise price equal to the closing sales price of the common stock at the close of business on June 24, 1996. During Fiscal '97 the Board (or the Compensation Committee thereof) shall consider awarding the Executive an additional 40,000 options under the Plan. The


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200,000 options to the extent granted to Executive in excess of the number available under the Plan ("Excess Options") shall be subject to the shareholders of the Company approving the amendment previously adopted by the Board increasing the number of shares available for issuance under the Plan by 600,000 ("Plan Amendment"). To the extent outstanding options become available under the Plan between the date hereof and shareholder approval of the Plan Amendment, because they are unexercised or surrendered, such options shall be used to decrease the Excess Options. The options shall be Nonstatutory Stock Options (as defined in the Plan) to the extent required by the Plan under the mandated $100,000 limitation. The options will provide that they vest at the rate of twenty-five percent (25%) per annum on the date of the anniversary of the commencement of employment, have a term of six (6) years and otherwise utilize the general format for options granted by the Company under its 1992 Employee Incentive Stock Option Plan with the exception of the following:

                    (i) twenty percent (20%) of the options will conditionally vest upon the Executive commencing employment with the Company PROVIDED, HOWEVER, that in the event the employment of the Executive terminates under
Section 7(b) or /(d) on or before the first anniversary of the date of the Agreement, then all such options will be deemed as having not vested and further in the event the Executive shall have exercised the options then Executive agrees:

                         (A)  the shares will be issued subject to a restricted
grant which shall terminate on the first anniversary of the date of this Agreement; and

                         (B)  he shall not have a right to sell, pledge,
hypothecate or otherwise transfer the shares until after the first anniversary of the date of this Agreement; and

                   (ii) the Company shall have a right through the first anniversary of the date of this Agreement in the event the Executive terminates his employment with the Company for any reason whatsoever to repurchase the shares at the option exercise price; and

                  (iii) in the event of a Change of Control of the Company (as defined in Section 8(e) of this Agreement), then and in such event notwithstanding any other vesting provisions of the options, fifty percent (50%) of the options will vest on the occurrence of a Change of Control prior to the first anniversary of the date of this Agreement, seventy-five percent (75%) of the options shall vest in the event of an occurrence of a Change of Control on the first and prior to the second anniversary of the date of this Agreement, and the options shall become entirely vested on the occurrence of a Change of Control on or after the third anniversary of the date of this Agreement. In the event of the occurrence of Change of Control, the Executive shall have a right at his option within thirty (30) days following the occurrence of a Change of Control, to require the Company to purchase from him the options (and if any of the


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options have been exercised the underlying shares) at a purchase price of
$100,000 plus the purchase price paid by him for any underlying shares.

                   (iv) in the event of a Change of Control of the Company (as defined in Section 8(e) of this Agreement), then and in such event notwithstanding any other vesting provisions of the options, fifty percent (50%) of the options will vest on the occurrence of a Change of Control prior to the first anniversary of the date of this Agreement, seventy-five percent (75%) of the options shall vest in the event of an occurrence of a Change of Control on the first and prior to the second anniversary of the date of this Agreement, and the options shall become entirely vested on the occurrence of a Change of Control on or after the third anniversary of the date of this Agreement. In the event of the occurrence of Change of Control, the Executive shall have a right at his option within thirty (30) days following the occurrence of a Change of Control, to require the Company to purchase from him the options (and if any of the options have been exercised the underlying shares) at a purchase price of $100,000 plus the purchase price paid by him for any underlying shares.

               (h) The Company shall indemnify Executive to the fullest extent permitted by the New York Business Corporation Law from claims against him in his capacity as an officer and employee of the Company and to the extent he is serving as such a Director of the Company. Such indemnification shall include, among other things, the advancement as incurred of costs and legal fees of defending against any such claims. Additionally, for so long as the Company maintains such insurance, it will maintain the Executive as a named covered person under its directors and officers liability insurance, provided, however, the provisions of this Section 2(h) shall not create an independent obligation on the part of the Company to maintain such insurance.

          3.   NON-COMPETITION.

               (a) In view of the knowledge of the trade secrets and other proprietary information relating to the business of the Company and its customers which Executive is expected to obtain during the Employment Period (as defined in Section 7), and in consideration of the compensation to be received hereunder, Executive agrees: (i) that during the Employment Period he will not Participate In (as such term hereinafter defined) any other business or organization if such business or organization now is or shall then be competing with or be of a nature similar to the business of the Company in which it was engaged at the last date of the Employment Period and for the preceding twelve months; and (ii) for a period of one year after the Termination Date due to a termination of this Agreement for any reason, he will not compete with or be engaged in the same business as, or Participate In any other business or organization which during such one-year period competes with or is engaged in the same business as, the Company or its subsidiaries with respect to any product sold or activity


                                       -5-
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engaged in up to the Termination Date in any geographical area in which at the
Termination Date such product is sold or activity engaged in, except that in each case the provisions of this Section 4 will not be deemed breached merely because Executive owns not more than 5% of the outstanding common stock of a corporation, if, at the time of its acquisition by Executive, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange.

               (b) The term "Participate In" shall mean: "directly or indirectly, for his own benefit or for, or through any other person, firm, or corporation, own, manage, operate, control, loan money to (provided, that an investment in debt instruments issued pursuant to an effective registration statement under the Securities Act of 1933, as amended shall not be deemed to be a loan), or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name in."

               (c) During the Employment Period and for a period of one year after the Termination Date, Executive will not directly or indirectly:

                         (i) solicit, interfere with, or endeavor to entice away from the Company any of its customers, licensees, or vendors, or

                        (ii) regardless of the reason for his ceasing to be employed by the Company, employ as an employee or retain as a consultant, or persuade or attempt to persuade any person who is then or at any time the preceding year was an employee of or exclusive consultant to the Company to leave the Company or to become employed as an employee or retained as a consultant by anyone other than the Company.

               (d) Executive agrees that the provisions of this Section 3 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in this Section 3 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.


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          4.   CONFIDENTIAL INFORMATION.  All confidential information which
Executive may now possess, may obtain during or after the Employment Period, or may create prior to the end of the Employment Period relating to the business of the Company or of any of its respective customers, licensees or suppliers shall not, without the prior written consent of the Company, be published, disclosed, or made accessible by him to any other person, firm or corporation either during or after the Employment Period or used by him except during the Employment Period in the business and for the benefit of the Company. Executive shall return to the Company all tangible evidence of such confidential information, whether in written form, disk form, computer file or otherwise, and shall delete or destroy all intangible evidence of such confidential information, in each case, prior to or at the end of the Employment Period. For this purpose confidential information shall refer to and include all of the particulars hereinafter described in this paragraph: (i) systems which the Company now or hereinafter owns, plans or develops, whether for its own use or for use by its clients; (ii) information and document which clients of the Company may furnish to the Company concerning their business affairs, property, methods of operation or other data; (iii) the list of the Company's customers, as it may exist from time to time; (iv) all specific proprietary software, algorithms, computer processing systems, computer programs, course codes and techniques, formulas and technologies, with which Executive becomes familiar as an employee of the Company; and (v) all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, equipment, and the like relating to the business of the Company which Executive shall use or prepare or with which Executive may come into contact either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. For purposes of this Agreement, "confidential information" shall not include any information: (a) that is or becomes generally or publicly available other than through disclosure by Executive; (b) that is approved for release by written authorization of the Company; (c) that is received from a third party outside the Company following the termination of employment of Executive if such disclosure was without breach of any confidentiality obligation to the Company or (d) that may be required by law, regulation or an order of any court, agency or governmental body to be disclosed.

          5.   RIGHTS OF THE COMPANY.

               (a) Any interest in copyrights, copyrightable works, developments, designs and processes, patents, patent applications, inventions and technological innovations (collectively, "Inventions") which Executive (i) owns, conceives of or develops, alone or with others, (A) relating to the business of the Company or its subsidiaries or any business in which the Company (or its subsidiaries) contemplates being engaged or (B) which anticipate research or development of the Company or its subsidiaries, or (ii) conceives of or develops utilizing the time, material, facilities or information of the Company or its subsidiaries, in either case during the Employment


                                       -7-
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Period and for six months thereafter, shall belong to the Company.

               (b) As soon as Executive owns, conceives of or develops any Invention, Executive shall immediately communicate such fact in writing to the Board of the Company. Upon the request of the Company, Executive shall, without further compensation but at the Company's expense (subject to clause (i) below) execute all such assignments and other documents (including applications for trademarks, copyrights and patents and assignments thereof) and take all such other action as the Company may reasonably request, including obtaining spousal consents or waivers, (ii) to vest in the Company all right, title and interest of Executive in and to such Inventions, free and clear of all liens, mortgages, security interests, pledges, charges and encumbrances (Executive to take such action, at his expense, as is necessary to remove all such liens) and (iii) if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefor in any and all jurisdictions in and outside the United States in the name of the Company or in such other name(s) as the Company shall determine.

          6. INSURANCE. Executive agrees to submit to such medical examinations as may be reasonably required by the Company to enable the Company to obtain, at its option, key man life insurance on the life of Executive in such amount and with such insurer as the Company may determine in its sole discretion.

          7.   EMPLOYMENT PERIOD

               The term of the Executive's employment hereunder (the "Employment Period") shall commence on July 8, 1996 and shall continue until the occurrence of any of the following events (the "Termination Date"):

               (a)  the death of Executive;

               (b)  the voluntary resignation of Executive;

               (c) the termination by the Board of the Executive's employment for Disability (as hereinafter defined);

               (d) the termination by the Board of the Executive's employment for Cause (as hereinafter defined); or

               (e) the termination by the Board of the Executive's employment Without Cause (as hereinafter defined).


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

          8.   DEFINITIONS RELATING TO TERMINATION

               (a)  DISABILITY

                    The term "Disability" shall mean any physical or mental condition of Executive which, in the reasonable discretion of the Board, after consultation with Executive's physician, materially impairs Executive's ability to render the services to be performed by him hereunder for a period of 90 consecutive days or for at least 120 days in any consecutive 180 day period.

               (b)  CAUSE

                    The term "Cause" shall mean the good faith finding by the Board of the Company upon resolution adopted by it of the existence of any one of the following:

                         (i)  Executive's failure or refusal to perform specific
written directives of the Board consistent with his duties and responsibilities as set forth in Section 1 hereof, which lack of performance is not cured within 15 days after written notice thereof or 30 days if at the 15th day and thereafter Executive is diligently attempting to cure.

                        (ii) Excessive use of alcohol or illegal drugs, interfering with performance of Executive's obligations under this Agreement, which interference is not cured within 15 days after written notice thereof or 30 days if at the 15th day and thereafter Executive is diligently attempting to cure;

                       (iii) Conviction of a felony or of any crime involving moral turpitude or fraud;

                        (iv) The commission by Executive of any willful or intentional act which Executive reasonably should have contemplated would have the effect of injuring the reputation, financial condition, business or business relationships of the Company and/or Executive; or

                         (v)  Any material breach of the provisions of Section
3,4,5 or 6 of this Agreement, if such breach is not cured within 30 days after written notice thereof to the Executive by the Board.

               (c)  WITHOUT CAUSE

                    The term "Without Cause" shall mean a determination of the Board to terminate Executive for any reason other than death, Disability or Cause.

               (d)  GOOD REASON

                    The Term "Good Reason" shall mean (i) any removal of Executive while he is employed hereunder from the position of President or COO, except in connection with

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termination or suspension of Executive's employment for death, Disability or
Cause, (ii) a material reduction or change in Executive's duties and responsibilities inconsistent with the duties and responsibilities customarily expected of the President and COO of a company of the type, size and circumstances of the Company, (iii) if following a Change of Control the Company requires the Executive to relocate his principal place of business to a location more than fifty (50) miles from the Company's current headquarters in Valhalla, New York, or (iv) in the absence of a Change of Control of the Company, if on or before June 30, 1999 (x) the Company requires the Executive to relocate his principal place of business to a location more than fifty (50) miles from the Company's current headquarters in Valhalla, New York, (y) Executive shall have provided the Company written notice of his intention not to relocate (then, in such event, Good Reason being effective at the end of the six month period commencing with the date on which the Executive would have been required to relocate but for the notice) and (z) during such six month period Executive shall continue to work and transition the move (which may include temporarily working at the new location at the Company expense), or (v) the Plan Amendment shall not have been approved within the time required by the Plan.

               (e)  CHANGE OF CONTROL

                    A "Change of Control" shall be deemed to have occurred if:

                         (i)  any "person" (as defined in Sections 13(d) and
14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities;

                        (ii) there shall cease to be a majority of the Board comprised as follows: individuals who on the date of this Agreement constitute the Board and any new director(s) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of a majority of the directors then still in office who either were directors or whose election or nomination for election was previously so approved;

                       (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or

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disposition by the Company of all or substantially all the Company's assets; or

                        (iv) the business of the Company for which Executive's services are principally performed is disposed of by the Company pursuant to an partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary of the Company) or otherwise.

          9.   EFFECT OF TERMINATION ON COMPENSATION

               (a) If Executive's employment is terminated for Disability, or upon his death, Executive or his estate shall be paid his Base Salary, Performance Bonus, and other benefits hereunder through the Termination Date. If Executive's employment is terminated for Cause or if he resigns without good reason, Executive shall be paid his Base Salary and other benefits through the Termination Date. When under this Agreement a Performance Bonus is payable through the Termination Date, such amount is calculated as the amount of the Performance Bonus as if the Executive were employed through the entire year multiplied by the quotient obtained by dividing the number of elapsed days through the Termination Date by 365.

               (b) If Executive's employment is terminated Without Cause or if the Executive resigns for Good Reason, then in consideration of Executive's agreement, under Sections 3, 4 and 5 hereof and in lieu of the payment of any other severance pay or benefits, the Company shall continue to pay to Executive
(i) (A) if occurring on or before the first anniversary of the date of this Agreement his Base Salary as of the Termination Date for twelve months after the Termination Date (irrespective of the re-employment of the Executive), or (B) if occurring on or after the first anniversary of the date of this Agreement his Base Salary for six (6) months after the Termination Date (irrespective of the re-employment of the Executive) and Salary Continuance (as hereinafter defined) for up to three (3) months, and (ii) his Performance Bonus through the Termination Date. Salary Continuance shall mean payment of the Base Salary to the Executive for the period commencing six (6) months after the Termination Date and ending on the earlier of nine (9) months after the Termination Date or the day that the Executive shall have obtained other suitable employment for which he shall search in good faith; suitable employment being employment whereby the Executive is utilizing substantially the same type of skills at a level of authority similar to that obtained by the Executive under this Agreement.

               (c) Irrespective of the basis for the termination of Executive's employment, all benefits, if any, other than Base Salary and pro rata Performance Bonus, if applicable, shall cease as of the Termination Date, other than COBRA rights which shall continue to the extent provided thereunder.

          10. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or any breach or termination

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thereof, shall be settled by arbitration in the County of Suffolk in accordance with the laws of the State of New York and rules then obtaining of the American Arbitration Association or any successor thereto. Within ten days after a request for arbitration by one party to the other, the Company and Executive shall each select one arbitrator. Within ten days after the second of such arbitrators has been selected, the two arbitrators thereby selected shall choose a third arbitrator who shall be the Chairman of the panel. If the first two arbitrators selected cannot agree upon a third arbitrator, the American Arbitration Association shall name the third arbitrator. The arbitration shall be held in Westchester County, New York. The arbitrators may grant injunctions or other relief in such dispute or controversy. In the arbitration, the parties shall be entitled to pre-hearing discovery. The decision of the arbitrators shall be final, conclusive and binding on the parties to the arbitration. In connection with such arbitration and the enforcement of any award rendered as a result thereof, the parties hereto irrevocably consent to the personal jurisdiction of the Courts of the State of New York in the county where the Company maintains its principal place of business, and further consent that any process or notice of motion or other application to the said Court or Judge thereof may be served inside or outside the State of New York by registered mail or personal service, provided a time period of at least twenty days for appearance is allowed. The Company shall not be required to seek injunctive relief from the arbitrators but may seek such injunctive relief in a court proceeding. This Section 10 shall survive the termination (by expiration or otherwise) of this Agreement.

          11. MODIFICATION. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

          12. NOTICES. Any notice or communication to be given hereunder by any party to the other shall be in writing and shall be deemed to have been given when personally delivered or transmitted by facsimile, or three (3) days after the date sent by registered or certified mail, postage prepaid, as follows:

               (a)  if to the Company, addressed to it at:

                    Datalogix International Inc.
                    100 Summit Lake Drive
                    Valhalla, New York 10595

               (b)  if to Executive, addressed to him at:

                    Raymond V. Sozzi
                    11 Courtmel Road
                    Mount Kisco, New York 10549
or to such other persons or addresses as may be designated in writing by the party to receive such notice.

          13. WAIVER. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

          14. ASSIGNMENT. Executive's rights and obligations under this Agreement shall not be transferable by assignment or otherwise. The Company may not assign its rights and obligations hereunder except in connection with a corporate reorganization or merger.

          15. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of Executive and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

          16. HEADINGS. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

          17. INJUNCTIVE RELIEF. Since a breach of the provisions of Sections 3 and 4 may not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith, and Executive hereby consents to the issuance of such injunction.

          18. JURISDICTION. The validity and interpretation of this Agreement shall be construed in accordance with and be governed by the laws of the State of New York.

          19. ATTORNEY'S FEES. If a legal action or other proceeding is brought for enforcement of this Agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's fees and costs incurred, in addition to any other relief to which they may be entitled.

          20. SEVERABILITY. The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such void, voidable or unenforceable provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though the void, voidable or unenforceable provision were not a part hereof.

          21. SURVIVAL. All warranties, representations, indemnities, covenants and other agreements of the parties hereto shall survive the execution, delivery and termination of this Agreement and shall, notwithstanding the execution, delivery and termination of this Agreement, continue in full force and effect.

          22.  ACKNOWLEDGEMENT.  Executive specifically acknowledges that:
Executive has read and understands all of the terms of this Agreement; in executing this Agreement, Executive does not rely on any inducements, agreements, promises or representations of the Company or any agent of the Company, other than the terms and conditions specifically set forth in this Agreement; Executive has had an opportunity to consult with independent counsel with respect to the execution of this Agreement; and that Executive has made such investigation of the facts pertaining to this Agreement and of all the matters pertaining hereto as he deems necessary.

          IN WITNESS WHEREOF, the Company and Executive have executed this Agreement on the day and year first above written.

                                        DATALOGIX INTERNATIONAL INC.



                                        By:
                                           -----------------------------------
                                        Richard C. Giordanella, Chairman




                                        --------------------------------------
                                        Raymond V. Sozzi


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